UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 19, 2026

COLUMBIA SPORTSWEAR COMPANY
(Exact name of registrant as specified in its charter)

Oregon	000-23939	93-0498284
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
14375 Northwest Science Park Drive
Portland, Oregon 97229
(Address of principal executive offices) (Zip code)
(503) 985-4000
(Registrant’s telephone number, including area code)
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	COLM	Nasdaq Global Select Market
    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 19, 2026, Columbia Sportswear Company (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as the administrative agent for the lenders and as a lender (the “Administrative Agent”), and the other lenders party thereto. The Credit Agreement provides for up to $500 million of borrowings in U.S. Dollars pursuant to an unsecured revolving credit facility (the “Credit Facility”), which is available for working capital and general corporate purposes, including a sublimit for the issuance of letters of credit. The Credit Facility matures on March 19, 2031.

Borrowings under the Credit Facility will bear interest, at the Company’s option, at either (a) SOFR plus an applicable margin or (b) a base rate defined as the highest of (i) the Administrative Agent’s “prime rate”, (ii) the higher of the federal funds rate or the overnight bank funding rate set by the Federal Reserve Bank of New York, plus 0.50%, or (iii) the one month SOFR plus 1.00%, in each case plus an applicable margin. The applicable margin for SOFR loans will range from 1.00% to 1.50% based on the Company’s funded debt ratio. The applicable margin for base rate loans will range from 0.00% to 0.50% based on the Company’s funded debt ratio.

The Credit Agreement includes a financial covenant to maintain a funded debt ratio of not greater than 3.75 to 1.00. For purposes of compliance with the funded debt ratio, domestic cash and cash equivalents, as well a foreign cash and cash equivalents in an amount not to exceed the greater of $175 million and 50% of EBITDA, are permitted to be netted from the Company’s obligations.

The Credit Agreement also contains customary covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to incur additional indebtedness and liens; engage in mergers, acquisitions and dispositions; and engage in transactions with affiliates. In addition, the Credit Agreement restricts certain payments, including dividends and share buybacks, in an amount over $200 million annually, if the Company’s funded debt ratio is greater than or equal to 3.25 to 1:00.

All borrowings under the Credit Agreement are permitted to be voluntarily prepaid by the Company, provided that the Company for SOFR loans must compensate the Lenders for, and hold the Lenders harmless from, any loss, cost or expense incurred by it as a result of such prepayment. The Lenders may accelerate any repayment of the obligations incurred by the Company under the Credit Agreement only if an event of default occurs.

The description of the Credit Agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 and incorporated herein by reference.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On March 19, 2026, in connection with the Company’s entry into the Credit Agreement described in Item 1.01 above, the Company terminated the Credit Agreement dated July 12, 2022 with JPMorgan Chase Bank, N.A., as the administrative agent for the lenders and as a lender, and the lenders party thereto (the “Prior Credit Agreement”). The Company had no outstanding loans under the Prior Credit Agreement and all other obligations under the Prior Credit Agreement have been paid, with the exception of letters of credit issued under the Prior Credit Agreement which are now issued under the Credit Agreement.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information disclosed under Item 1.01 is incorporated into this Item 2.03 by this reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

10.1	Credit Agreement dated March 19, 2026, among Columbia Sportswear Company, JPMorgan Chase Bank, N. A., as the administrative agent for the lenders and as a lender, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA SPORTSWEAR COMPANY

Dated: March 20, 2026	By:	/S/ JIM A. SWANSON
Jim A. Swanson
Executive Vice President and Chief Financial Officer